Exhibit 10.22

FOURTH AMENDMENT TO

THE ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN

(amended and restated as of January 1, 2004)

ADS Alliance Data Systems, Inc. hereby adopts this Amendment No. 4 to the Alliance Data Systems 401(k) and Retirement Savings Plan, amended and restated as of January 1, 2004 (the “Plan”), effective as of such date, except as otherwise noted.

1.	The Preamble to the Plan is amended to delete the period at the end of the first sentence and to add the following new language:

, and make changes necessary to qualify the Plan for the “safe harbor” testing option provided under Code Section 401(k)(12). For each year the Plan intends to qualify for this testing option, the Committee shall provide the notice to Participants required thereunder.

2.	Section 1.25 of the Plan is amended to read as follows:

1.25 Entry Date

The first day on which it is administratively practicable to enroll in the Plan an Employee who is eligible under Article 2, which date shall in no case be more than 30 days after the date the Employee first becomes eligible under Article 2.

3.	The final sentence of Section 4.8 of the Plan shall be replaced with the following:

The Discretionary Profit Sharing Contribution shall satisfy all applicable requirements of the Code, shall be conditioned on its immediate deductibility under Code Section 404, and, subject to the overall permitted disparity limits described below, shall be allocated to the eligible Participants’ Accounts as follows:

STEP ONE: The Discretionary Profit Sharing Contribution shall be allocated to each eligible Participant’s Account in the ratio that the sum of each Participant’s Compensation and Compensation in excess of the taxable wage base in effect under section 230 of the Social Security Act at the beginning of the Plan Year (the “TWB”) bears to the sum of all Participants’ Compensation and Compensation in excess of the TWB, but not in excess of the Maximum Excess Allowance. For this purpose, the Maximum Excess Allowance shall be exceeded to the extent that the percentage of Compensation which is contributed with respect to that portion of each Participant’s Compensation in excess of the TWB (the “excess contribution percentage”) exceeds the percentage of Compensation contributed with respect to that portion of each Participant’s Compensation not in excess of the TWB (the “base contribution percentage”), by the lesser of (A) the base contribution percentage, or (B) the greater of (i) 5.7 percentage points, or (ii) the percentage equal to the portion of the rate of tax under Code section 3111(a) (in effect as of the beginning of the year) which is attributable to old age insurance.

STEP TWO: Any remaining Discretionary Profit Sharing Contribution shall be allocated to each Participant’s account in the ratio that each Participant’s Compensation for the Plan Year bears to all Participants’ Compensation that year.

Overall Permitted Disparity Limits

Annual overall permitted disparity limit: Notwithstanding the preceding paragraphs, for any Plan Year a Discretionary Profit Sharing Contribution is allocated to any Participant who benefits under another qualified plan or simplified employee pension, as defined in § 408(k) of the Code, maintained by the Employer that provides for permitted disparity (or imputes disparity), the contribution will be allocated to the account of such Participant in the ratio that such Participant’s total Compensation bears to the total Compensation of all Participants.

Cumulative permitted disparity limit: The cumulative permitted disparity limit for a Participant is 35 total cumulative permitted disparity years. Total cumulative permitted years means the number of years credited to the Participant for allocation or accrual purposes under this Plan, any other qualified plan or simplified employee pension plan (whether or not terminated) ever maintained by the Employer. For purposes of determining the Participant’s cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. However, a Participant who has not benefited under a defined benefit plan or a target benefit plan maintained by the Employer for any Plan Year beginning on or after January 1, 1994, has no cumulative permitted disparity limit.

4.	Section 8.5 of the Plan shall be revised to read as follows:

8.5 Forfeitures

If a Participant’s employment is terminated, any portion of his Company Account in which the Participant does not have a nonforfeitable interest shall be forfeited as of the earlier of (i) the date he receives a distribution of any portion of his vested Accrued Benefit, or (ii) the first date he incurs five (5) consecutive One-Year Breaks in Service. If a Participant’s employment terminates at a time when he has no vested interest in any portion of his Accrued Benefit, the Participant shall be deemed to have received a distribution of his entire Account balance upon his termination of employment.

If a Participant incurs a forfeiture under the preceding paragraph and again becomes an Employee prior to incurring five (5) consecutive One-Year Breaks in Service, the Employer shall reinstate (as of the Participant’s Reemployment

Commencement Date), the dollar amount of his Company Account forfeited, unadjusted for any gains or losses which occurred during said One-Year Breaks in Service. However, in the case of a Participant who received an actual distribution upon termination, the amounts forfeited will be reinstated only upon satisfaction of the following conditions:

(1) the Participant repays to the Plan the full amount of the distribution previously made to him, and

(2) the repayment is effected within five (5) years of the date on which he is credited with an Hour of Service for the performance of duties for an Employer.

The amount required to reinstate a forfeited Company Account shall be paid from the Forfeiture Account to the extent such Account is sufficient. To the extent the available forfeitures are insufficient to fully reinstate Participants’ previously nonvested amounts, the Employer will make an additional contribution to the Plan sufficient to fully reinstate such amounts.

5.	Section 9.5 of the Plan shall be amended to read as follows:

Any benefit provided under the Plan shall be subject to the requirements of Code Section 401(a)(9), the provisions of which are incorporated by reference, including, without limitation, the incidental death benefit requirement of Code Section 401(a)(9)(G). Distributions shall be made in accordance with this section and with Treas. Reg. Sections 1.401(a)(9)-2 through 1.401(a)(9)-9, which override any distribution provision in the Plan to the extent inconsistent. To summarize these requirements, the entire interest of each employee shall be distributed to such employee not later than the required beginning date, or will be distributed, beginning not later than the required beginning date, in accordance with such regulations, over the life of such employee or over the lives of such employee and a designated beneficiary (or over a period not extending beyond the life expectancy of such employee or the life expectancy of such employee and a designated beneficiary). The term required beginning date means April 1 of the calendar year following the later of the calendar year in which the employee attains age 70/4, or the calendar year in which the employee retires.

6.	Section 10.4 of the Plan shall be amended, effective January 1, 2006, to expand the definition of “immediate and heavy financial need” by revising the second paragraph to read as follows:

The Benefits Administration Committee shall approve any such application only to relieve an immediate and heavy financial need of the Participant (including his Spouse or any dependent), but only in an amount not in excess of the amount required to relieve such financial need, and only if, and to the extent, such need cannot be satisfied from other resources reasonably available to him (including assets of his Spouse and minor children reasonably available to him). For purposes of this paragraph, an immediate and heavy financial need shall be limited to any one of the following circumstances: (a) medical expenses (within the meaning of Section 213(d) of the Code) incurred by the Participant, his Spouse, or any dependent, or amounts necessary for these persons to obtain medical care described in Code Section 213(d); (b) purchase (excluding mortgage payments) of the Participant’s principal residence; (c) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his Spouse, or any dependent of the Participant (d) the need to prevent (i) the eviction of the Participant from his principal residence or (ii) the foreclosure on the mortgage of his principal residence; (e) payments for burial or funeral expenses for the employee’s deceased parent, spouse, child or other dependent); (f) expenses for the repair of damage to the employee’s principal residence that would qualify for the casualty deduction under section 165 (determined without regard as to whether the loss exceeds 10% of adjusted gross income); and (g) such other immediate and heavy financial needs as determined by the Commissioner of the Internal Revenue Service and announced by publication of revenue rulings, notices, and other documents of general applicability.

IN WITNESS WHEREOF, this amendment has been executed on this 31st day of October, 2006, but effective as provided above.

ADS ALLIANCE DATA SYSTEMS, INC.

By:	/s/ Transient C. Taylor